Exhibit 24.2

ALLY AUTO ASSETS LLC

Unanimous Consent to Action

The undersigned, consisting of all of the members of the Board of Directors of Ally Auto Assets LLC, a Delaware limited liability company (the “Company”), without the formality of convening a meeting, do hereby consent to the following actions and waive any notice required to be given in connection therewith:

RESOLVED that it is hereby provided that each of the members of the Board of Directors and each of the officers of the Company are authorized, but not required, to sign the registration statement on Form SF-3 to be filed with the Securities and Exchange Commission (the “New Shelf Registration Statement”) and each member of the Board of Directors and each officer of the Company signing the New Shelf Registration Statement is authorized to appoint an agent and/or attorney-in-fact to execute the New Shelf Registration Statement, future amendments thereto and other documents relating to the New Shelf Registration Statement; and further

RESOLVED that any and all acts necessary to effect the filing of the New Shelf Registration Statement authorized by these resolutions but performed prior to their adoption are ratified and approved.

This Unanimous Consent to Action may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument; and facsimile or electronic signatures of this Unanimous Consent to Action shall be deemed to constitute original signatures.

IN WITNESS WHEREOF, the undersigned members of the Board of Directors of Ally Auto Assets LLC have executed and delivered this Unanimous Consent to Action effective as of the 10th day of March, 2025.

/s/ Eric M. Bisman	/s/ Niraj V. Kapadia
Eric M. Bisman	Niraj V. Kapadia

/s/ Richard E. Damman	/s/ Jalpesh R. Patel
Richard E. Damman	Jalpesh R. Patel

/s/ Elliot M. Kahan	/s/ Christopher D. Weiss
Elliot M. Kahan	Christopher D. Weiss